Exhibit 99.1

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000
www.targaresources.com

Targa Resources, Inc. Reports First Quarter 2008 Financial Results

HOUSTON May 12, 2008 - Targa Resources, Inc. (“Targa” or the “Company”) today announced its financial results for the three months ended March 31, 2008. For the three months ended March 31, 2008 the Company reported income from operations of $79.5 million and net income of $18.4 million.

Review of First Quarter Results

	Three Months Ended March 31,
	2008	2007
	(In millions, except operating and price data)
Revenue	$2,202.4	$1,449.0
Product purchases	2,001.4	1,270.3
Operating expenses	63.6	57.9
Depreciation and amortization expense	38.2	36.7
General and administrative expense	24.1	18.7
Loss (gain) on sales of assets	(4.4)	0.2

Income from operations	79.5	65.2
Interest expense, net	(25.6)	(44.0)
Equity in earnings of unconsolidated investments	3.5	2.5
Minority interest / non-controlling interest	(27.1)	(7.0)
Income tax expense	(11.9)	(7.2)

Net income	$18.4	$9.5

Financial data:
Operating margin	$137.4	$120.8
Adjusted EBITDA	91.9	90.7

Operating data:
Gathering throughput MMcf/d	2,225.1	1,976.7
Plant natural gas inlet, MMcf/d	2,143.1	1,937.8
Gross NGL production, MBbl/d	103.9	104.1
Natural gas sales, BBtu/d	533.0	507.5
NGLs sales, MBbl/d	317.5	300.9
Condensate sales, MBbl/d	3.6	3.3

Average realized prices:
Natural Gas, $/MMBtu
Average realized sales price	7.79	6.58
Impact of hedging	0.12	0.16

Average realized price	7.91	6.74

NGL, $/gal
Average realized sales price	1.47	0.97
Impact of hedging	(0.02)	—

Average realized price	1.45	0.97

Condensate, $/Bbl
Average realized sales price	95.25	55.25
Impact of hedging	(1.89)	1.91

Average realized price	93.36	57.16

Revenues were $2.2 billion for the three-month period ended March 31, 2008, 52% higher than revenues of $1.4 billion for the three-month period ended March 31, 2007. Income from operations for the first quarter of 2008 was 22% higher at $79.5 million for the first quarter of 2008 as compared to $65.2 million for the same period in 2007. Similarly, net income for the three months ended March 31, 2008 nearly doubled from $9.5 million in the first quarter of 2007 to $18.4 million for the first quarter of 2008. The primary drivers for these improvements were:

(i)	increases in average realized natural gas, NGL and condensate prices of 17%, 49%, and 63% respectively, as compared to the first quarter of 2007;

(ii)	an 11% increase in plant natural gas inlet volume;

(iii)	a 5% increase in natural gas sales;

(iv)	a 6% increase in NGL sales; and

(v)	a 42% decrease in interest expense.

Our gathering and processing related volumes were up in the first quarter of 2008 relative to the same quarter in 2007 in essentially every category. First quarter 2008 gathering throughput of 2.2 Bcf/d and plant natural gas inlet of 2.1 Bcf/d were approximately 13% and 11% higher, respectively, than for the first quarter of 2007. Additionally, natural gas sales of 533.0 BBtu/d for the three months ended March 31, 2008 were 5% higher than the 507.5 BBtu/d for the comparable period in 2007. Gross NGL production of 103.9 MBbl/d in the three-month period ended March 31, 2008 was flat compared to the same 2007 period. For the three months ended March 31, 2008, NGL sales of 317.5 MBbl/d were 6% higher than for the three months ended March 31, 2007. Finally, condensate sales of 3.6 MBbl/d were 9% higher than 3.3 MBbl/d in the 2007 period.

Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Company views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. The generally accepted accounting principles (“GAAP”) measure most directly comparable to segment operating margin is net income. Operating margin is a non-GAAP financial measure that is defined later in this release.

Natural Gas Gathering and Processing Segment

Our Natural Gas Gathering and Processing segment, which includes Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), consists of the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities.

The following table provides summary data regarding results of operations in this segment for the periods presented:

	Three Months Ended March 31,
	2008	2007
	(In millions, except operating and price data)
Operating statistics:
Gathering throughput, MMcf/d	2,225.1	1,976.7
Plant natural gas inlet, MMcf/d	2,143.1	1,937.8
Gross NGL production, MBbl/d	103.9	104.1
Natural gas sales, BBtu/d	550.2	521.4
NGL sales, MBbl/d	89.6	89.2
Condensate sales, MBbl/d	5.0	4.7

Natural gas, $/MMBtu
Average realized sales price	7.80	6.59
Impact of hedging	0.11	0.15

Average realized price	7.91	6.74

NGLs, $/gal
Average realized sales price	1.32	0.82
Impact of hedging	(0.06)	0.02

Average realized price	1.26	0.84

Condensate, $/Bbl
Average realized sales price	87.28	51.30
Impact of hedging	(1.39)	1.35

Average realized price	85.89	52.65

Revenues	$873.2	$622.8
Product purchases	(730.4)	(502.5)
Operating expenses	(30.2)	(29.1)

Operating margin	$112.6	$91.2

General and administrative	$11.9	$9.4

Equity in earnings of unconsolidated investments	$2.4	$1.2

First quarter 2008 revenues of $873.2 million were $250.4 million, or 40%, higher than the first quarter of 2007. This increase was primarily due to:

•

an increase in realized commodity prices that increased revenues by $218.5 million, consisting of increases in natural gas, NGL and condensate revenues of $58.7 million, $144.9 million and $14.9 million, respectively;

•	an increase attributable to volumes of $27.0 million, consisting of increases in natural gas, NGL and condensate volumes of $21.2 million, $4.4 million and $1.4 million, respectively; and

•	an increase in compression and gathering, processing and other services, which increased revenues by $4.9 million.

Operating margin for this segment was $112.6 million for the three months ended March 31, 2008, 23% higher than the $91.2 million for the first quarter of 2007.

The segment’s average realized natural gas price increased $1.17 per MMbtu, or 17%, to $7.91 per MMBtu for the three months ended March 31, 2008 compared to $6.74 per MMBtu for the three months ended March 31, 2007. The segment’s average realized price for NGLs increased $0.42 per gallon, or 50%, to $1.26 per gallon for the first three months of 2008 compared to $0.84 per gallon for the first three months of 2007. The segment’s average realized price for condensate increased $33.24 per barrel, or 63%, to $85.89 per barrel for the three months ended March 31, 2008 compared to $52.65 per barrel for the three months ended March 31, 2007.

Natural gas sales volume increased 28.8 BBtu/d, or 6%, to 550.2 BBtu/d for the three months ended March 31, 2008 compared to 521.4 BBtu/d for the three months ended March 31, 2007. The net increase is primarily due to increased demand by our industrial customers and reduced take-in-kind producer volumes.

NGL sales volumes increased 0.4 MBbl/d, or less than 1%, to 89.6 MBbl/d for the three months ended March 31, 2008 compared to 89.2 MBbl/d for the three months ended March 31, 2007. While we experienced increased plant inlet volumes, NGL volumes were relatively flat due to leaner liquids content for much of the incremental production delivered to our gas plants.

Condensate sales volumes increased 0.3 MBbl/d, or 6%, to 5.0 MBbl/d for the three months ended March 31, 2008 compared to 4.7 MBbl/d for the three months ended March 31, 2007

Logistics Assets Segment

Our Logistics Assets segment is involved with gathering and storing mixed NGLs and fractionating, storing, treating and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our Natural Gas Gathering and Processing segment and are predominantly located in Mont Belvieu, and Galena Park, Texas and West Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2008	2007
	(In millions, except operating data)
Fractionation volumes, MBbl/d	215.9	162.8
Treating volumes, MBbl/d	15.1	—

Revenues from services	$50.8	$42.4
Other revenues	0.4	0.4

	51.2	42.8
Operating expenses	(44.3)	(31.4)

Operating margin	$6.9	$11.4

General and administrative	$5.0	$3.4

Equity in earnings of unconsolidated investments	$1.1	$1.3

Our operating margin decreased $4.5 million due primarily to nonrecurring items which reduced revenues and increased operating costs as discussed below.

Segment revenues increased $8.4 million, or 20%, to $51.2 million for the three months ended March 31, 2008 compared to $42.8 million for the three months ended March 31, 2007. Revenues were increased by higher fractionation volumes, higher fractionation rates and treating revenue from our low-sulfur natural gasoline unit which commenced commercial operations in June 2007, partially offset by a planned maintenance outage at the Cedar Bayou fractionator and lower overall transportation revenue. Our fractionation facilities operated at 76% of design capacity for the three months ended March 31, 2008 and 59% during the same period in 2007.

Operating expenses increased $12.9 million, or 41%, to $44.3 million for the three months ended March 31, 2008 compared to $31.4 million for the three months ended March 31, 2007. This increase is primarily due to well gains that lowered prior year expenses, increased fuel expense due to higher fuel prices and higher fractionation volumes, increased planned maintenance costs including the Cedar Bayou turnaround and the operating costs of our low-sulfur natural gasoline unit.

NGL Distribution and Marketing Services Segment

Our NGL Distribution and Marketing segment markets our own natural gas liquids production and also purchased natural gas liquids products in selected United States markets. The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2008	2007
	(In millions, except operating and price data)
NGL sales, MBbl/d	262.2	252.3
NGL realized price, $/gal	1.42	0.92

NGL sales revenues	$1,418.8	$881.3
Other revenues	0.8	1.0

	1,419.6	882.3
Product purchases	(1,410.8)	(870.0)
Operating expenses	(0.5)	(0.6)

Operating margin	$8.3	$11.7

General and administrative	$2.8	$1.8

NGL sales volumes increased 9.9 MBbl/d, or 4%, to 262.2 MBbl/d for the three months ended March 31, 2008 compared to 252.3 MBbl/d for the three months ended March 31, 2007. The increase in sales volumes was attributable to new and existing term contracts for NGL production from gas plants.

Average realized price for NGLs increased $0.50 per gallon, or 54%, to $1.42 per gallon for the three months ended March 31, 2008 compared to $0.92 per gallon for the three months ended March 31, 2007, as a result of higher commodity prices.

Revenues increased $537.3 million, or 61%, to $1,419.6 million for the three months ended March 31, 2008 compared to $882.3 million for the three months ended March 31, 2007. The net increase results primarily from a $492.8 million increase due to higher commodity prices and a $44.8 million increase as a result of higher sales volumes.

Operating margin decreased by $3.4 million, or 29%, to $8.3 million for the three months ended March 31, 2008 compared to $11.7 million for the three months ended March 31, 2007. The decrease in operating margin was due to falling intra-quarter prices which reduced margins and to a lower of cost or market adjustment to inventory at quarter end.

Wholesale Marketing Segment

Wholesale Marketing segment includes our refinery services business and wholesale propane marketing operations. In our refinery services business, we provide LPG (liquefied petroleum gas) balancing services, purchasing natural gas liquids products from refinery customers and selling natural gas liquids products to various customers. Our wholesale propane marketing operations include the sale of propane and related logistics services to multi-state retailers, independent retailers and other end-users. Wholesale Marketing operates principally in the United States and has a small marketing presence in Canada.

The following table provides summary data regarding results of operations of this segment for the periods presented:

	Three Months Ended March 31,
	2008	2007
	(In millions, except operating and price data)
NGL sales, MBbl/d	86.9	80.5
NGL realized price, $/gal	1.64	1.12

NGL sales revenues	$543.3	$341.9
Other revenues	—	0.2

	543.3	342.1
Product purchases	(533.7)	(335.6)
Operating expenses	—	—

Operating margin	$9.6	$6.5

General and administrative	$4.2	$3.1

NGL sales increased by 6.4 MBbl/d, or 8%, to 86.9 MBbl/d for the three months ended March 31, 2008 compared to 80.5 MBbl/d for the three months ended March 31, 2007. The volume increases are primarily due to third party refineries that were undergoing major maintenance during the three months ended March 31, 2007 and new supply contracts that began during the second quarter of 2007.

The increase in average realized prices is primarily attributable to higher market prices for the three months ended March 31, 2008 combined with a higher value mix of products sold.

Revenues increased $201.2 million, or 59%, to $543.3 million for the three months ended March 31, 2008 compared to $342.1 million for the three months ended March 31, 2007. The increase in revenues consists of increases of $31.3 million due to higher sales volumes and $170.1 million due to higher realized commodity prices, partially offset by a decrease of $0.2 million in non-commodity, fee-based service revenue.

Operating margin increased by $3.1 million, or 48%, to $9.6 million for the three months ended March 31, 2008 compared to $6.5 million for the three months ended March 31, 2007. The increase is primarily due to higher market prices realized on the sale of seasonal inventory.

Targa Resources Partners LP

On October 24, 2007 the Partnership acquired certain natural gas gathering and processing businesses located in West Texas (“SAOU”) and Louisiana (“LOU”) from us for approximately $705 million, subject to certain post-closing adjustments. In addition, the Partnership paid approximately $24.2 million to us for the termination of certain hedge transactions. Our total consideration received consisted of cash of approximately $721.7 million (including the hedge termination payment) and approximately 0.3 million general partner units to allow us to maintain a 2% general partner interest in the Partnership. We used $687.2 million of the cash proceeds to retire indebtedness.

We continue to consolidate the Partnership’s assets, liabilities and results of operations due to our control of the Partnership through our general partner interest.

Capitalization

Targa’s senior secured credit facility consists of: (i) a $1.25 billion term loan maturing 2012 of which $531.6 million remains outstanding (“Term Loan”), (ii) a $300 million synthetic letter of credit facility maturing 2012 (“Synthetic LC Facility”) and (iii) a $250 million revolving credit facility maturing 2011 (“Revolver”). In addition, $250 million of our 8.5% senior unsecured notes due 2013 (the “Notes”) are outstanding.

Total funded debt at March 31, 2008 was $1,358 million, of which, $576.3 million is debt of the Partnership which is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa’s total funded debt on March 31, 2008 was $781.6 million consisting of $250 million for the Notes and $531.6 million outstanding under the Term Loan.

At March 31, 2008, Targa’s total liquidity, excluding the Partnership, was approximately $487 million, which included full availability of the Revolver, approximately $16 million available for the issuance of letters of credit under the Synthetic LC Facility and $221 million of unrestricted cash.

Hurricane Update

Certain of our Louisiana and Texas facilities sustained damage during the 2005 hurricane season from two gulf coast hurricanes—Katrina and Rita. Repairs have been completed at all of our plant facilities other than VESCO which we expect will be completed in the third quarter of 2008.

Our property damages insurance recoveries were $7.8 million for the three months ended March 31, 2008.

During April 2008, we received approximately $40 million and $22 million related to property damage and business interruption insurance claims, respectively, most of which was in connection with final settlement of our claims related to Katrina under the onshore property insurance program. Our initial purchase price allocation for the DMS acquisition in October 2005 included an $81.1 million receivable for insurance claims related to expenditures to repair pre-acquisition property damage caused by Katrina and Rita. We will recognize a gain of approximately $19 million related to the property damage payment, because cumulative receipts have exceeded the amount of the receivable recorded as part of the DMS acquisition purchase price allocation.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Our gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, our publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Targa will host a conference call to discuss first quarter 2008 results at 3:00 p.m. Eastern Time (2:00 p.m. Central Time) on Monday, May 12, 2008.

The conference call can be accessed via Webcast through the Investors section of the Company’s website at http://www.targaresources.com or by dialing 800-240-2134. The pass code is 11113364. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investors section of the Company’s website and will remain available until May 26, 2008.

Targa’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

For more information, visit www.targaresources.com

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin – With respect to our Natural Gas Gathering and Processing division, we define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. Our Natural Gas Gathering and Processing segment operating margin is impacted by volumes and commodity prices as well as by our contract mix and hedging program, which are described in more detail in the Company’s reports and other filings with the Securities and Exchange Commission.

With respect to our NGL Logistics and Marketing division, we define operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, our management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income. Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income. Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We compensate for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect our decision-making processes.

Adjusted EBITDA – We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into management’s decision-making processes.

Our segment operating margin is as follows for the periods indicated:

	Three Months Ended March 31,
	2008	2007
	(In thousands)
Natural Gas Gathering and Processing	$112,602	$91,178
Logistics Assets	6,875	11,385
NGL Distribution and Marketing Services	8,303	11,734
Wholesale Marketing	9,594	6,513

	$137,374	$120,810

A reconciliation of our measurement of non-GAAP Adjusted EBITDA and operating margin to GAAP net income follows:

	Three Months Ended March 31,
	2008	2007
	(In millions)
Reconciliation of Adjusted EBITDA to net income:
Net income	$18.4	$9.5
Add:
Interest expense, net	25.6	44.0
Income tax expense	11.9	7.2
Depreciation and amortization	38.2	36.7
Non-cash gain related to derivative instruments	(2.2)	(6.7)

Adjusted EBITDA	$91.9	$90.7

Reconciliation of Operating Margin to net income:
Net income	$18.4	$9.5
Add:
Depreciation and amortization	38.2	36.7
Income tax expense	11.9	7.2
Other, net	19.2	4.7
Interest expense, net	25.6	44.0
General and administrative	24.1	18.7

Operating Margin	$137.4	$120.8

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

Eric Curry

Sr. Manager – Corporate Finance and Investor Relations

713-584-1133

Web site: http://www.targaresources.com

Matt Meloy

Vice President – Finance and Treasurer

713-584-1133

Web site: http://www.targaresources.com

Media contact:

Kenny Juarez

212-371-5999